Filed Pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-14140
PROSPECTUS SUPPLEMENT
To Prospectus Dated November 28, 2001



                                6,701,802 Shares
                                  ATTUNITY LTD
                                 Ordinary Shares

The information contained in the prospectus is hereby amended and supplemented as follows:

722,500 of the ordinary shares offered by the prospectus are being offered by Special Situations Technology Fund II, L.P., a successor to a portion of the ordinary shares held by Special Situations Technology Fund, L.P. Special Situations Technology Fund, L.P. split into two funds: (i) Special Situations Technology Fund, L.P., and (ii) Special Situations Technology Fund II, L.P. As a result of the split, Special Situations Technology Fund, L.P. is the beneficial holder of 141,200 ordinary shares of Attunity Ltd, and Special Situations Technology Fund II, L.P. is the beneficial holder of 722,500 ordinary shares of Attunity Ltd.

As a result of sales of ordinary shares of Attunity Ltd by Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. and Special Situations Cayman Fund, L.P, the number of Attunity's Ltd ordinary shares beneficially owned by the different funds have been reduced. The following table reflects the beneficial ownership of the above funds as of October 29, 2003:

                                                                                               Ordinary Shares
  Name of Beneficial         Ordinary Shares Beneficially Owned                            Beneficially Owned After
  Owner*                          Prior to this Offering(1)                                     this Offering(1)
  -----------------------------------------------------------------------------------------------------------------
                                   Number         Percent of        Ordinary shares, par    Number    Percent of
                                                  total shares      value 0.01 NIS per                total shares
                                                  outstanding       share, offered                    outstanding
                                                                    pursuant to this
                                                                    prospectus
  ------------------------------------------------------------------------------------------------------------------
  Special Situations Fund
     III, L.P.                   3,541,252(2)(3)       21.0%         3,541,252(2)(3)          --          --

  Special Situations
     Private Equity Fund,L.P.    1,653,050(4)(5)       10.5          1,653,050(4)(5)          --          --

  Special Situations
     Technology Fund, L.P.         141,200(6)(7)        1.0            141,200(6)(7)          --          --

  Special Situations
     Technology Fund II,
     L.P.                          722,500(8)(9)        4.8            722,500(8)(9)          --          --

  Special Situations
     Cayman Fund, L.P.             643,800(10)(11)      4.2            643,800(10)(11)        --          --

--------------------

(1)  Based on information provided by the beneficial owner.

(2) Includes 1,557,792 ordinary shares currently issuable upon exercise of Series A Warrants exercisable at $1.75 per share.

(3) Includes 519,264 ordinary shares currently issuable upon exercise of Series B Warrants exercisable at $2.25 per share.

(4) Includes 692,250 ordinary shares currently issuable upon exercise of Series A Warrants exercisable at $1.75 per share.

(5) Includes 230,750 ordinary shares currently issuable upon exercise of Series B Warrants exercisable at $2.25 per share.

(6) Includes 56,643 ordinary shares currently issuable upon exercise of Series A Warrants exercisable at $1.75 per share.

(7) Includes 18,881 ordinary shares currently issuable upon exercise of Series B Warrants exercisable at $2.25 per share.

(8) Includes 289,482 ordinary shares currently issuable upon exercise of Series A Warrants exercisable at $1.75 per share.

(9) Includes 96,494 ordinary shares currently issuable upon exercise of Series B Warrants exercisable at $2.25 per share.

(10) Includes 288,450 ordinary shares currently issuable upon exercise of Series A Warrants exercisable at $1.75 per share.

(11) Includes 96,150 ordinary shares currently issuable upon exercise of Series B Warrants exercisable at $2.25 per share.

 (*) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Technology Fund, L.P. and to Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisers Limited, AWM Investment Company, Inc., SST Advisers, L.L.C. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without the prospectus.

           The date of this Prospectus Supplement is November 3, 2003

   --------------------------------------------------------------------------